UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	December 16, 2016

TransEnterix, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	0-19437	11-2962080
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

635 Davis Drive, Suite 300, Morrisville, North Carolina		27560
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	919-765-8400

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 1.01 Entry into a Material Definitive Agreement.

On December 16, 2016, TransEnterix, Inc., a Delaware corporation (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Lincoln Park Capital Fund, LLC, an Illinois limited liability company (“Lincoln Park”), pursuant to which the Company has the right to sell to Lincoln Park up to an aggregate of $25,000,000 in shares of the Company’s common stock, $0.001 par value per share (the “Common Stock”), subject to certain limitations and conditions set forth in the Purchase Agreement.

From time to time on any trading day the Company selects, the Company has the right, in its sole discretion, subject to the conditions and limitations in the Purchase Agreement, to direct Lincoln Park to purchase up to 150,000 shares of Common Stock (each such purchase, a “Regular Purchase”) over the 36-month term of the Purchase Agreement. The purchase price of shares of Common Stock pursuant to the Purchase Agreement will be based on the prevailing market price at the time of sale as set forth in the Purchase Agreement. There are no trading volume requirements or restrictions under the Purchase Agreement. Lincoln Park’s obligation under each Regular Purchase shall not exceed $2,000,000. There is no upper limit on the price per share that Lincoln Park must pay for Common Stock under the Purchase Agreement, but in no event will shares be sold to Lincoln Park on a day the Company’s closing price is less than the floor price as set forth in the Purchase Agreement.

Both the amount and frequency of the Regular Purchases can be increased upon the mutual agreement of the Company and Lincoln Park. The Company will control the timing and amount of any sales of shares of Common Stock to Lincoln Park.

The Company may, in its sole discretion, direct Lincoln Park to purchase additional amounts as accelerated purchases if on the date of a Regular Purchase the closing sale price of the Common Stock is not below the threshold price as set forth in the Purchase Agreement. The Company and Lincoln Park may mutually agree to increase the amount of Common Stock sold to Lincoln Park on any accelerated purchase date.

The Company will not enter into any “Variable Rate Transaction,” as defined in the Purchase Agreement, with any third party from the date of the Purchase Agreement until the expiration of the 36-month period following the date of the Purchase Agreement, subject to certain exceptions.

The Purchase Agreement contains customary representations, warranties and agreements of the Company and Lincoln Park, limitations and conditions to completing future sale transactions, indemnification rights and obligations of the parties. Actual sales of shares of Common Stock to Lincoln Park under the Purchase Agreement will depend on a variety of factors to be determined by the Company from time to time, including (among others) market conditions, the trading price of the Common Stock and determinations by the Company as to other available and appropriate sources of funding for the Company.

The Company issued to Lincoln Park 309,981 shares of Common Stock as commitment shares in consideration for entering into the Purchase Agreement. The Company shall issue pro rata up to an additional 154,991 shares of Common Stock to Lincoln Park as determined by the number of shares Common Stock purchased by Lincoln Park pursuant to the Purchase Agreement.

The offering of Common Stock pursuant to the Purchase Agreement will terminate on the date that all shares offered by the Purchase Agreement have been sold or, if earlier, the expiration or termination of the Purchase Agreement. The Company has the right to terminate the Purchase Agreement at any time, without fee, penalty or cost.

Lincoln Park does not have the right to terminate the Purchase Agreement upon any of the events of default as set forth in the Purchase Agreement; however, during an event of default, shares of Common Stock cannot be sold by the Company or purchased by Lincoln Park under the terms of the Purchase Agreement.

The offer and sale of shares of Common Stock under the Purchase Agreement was made under the Company’s previously filed and currently effective Registration Statement on Form S-3 (File No. 333-199998). The Company intends to use the net proceeds of this offering for general corporate purposes, including working capital, product development and capital expenditures.

The Purchase Agreement is attached to this Current Report on Form 8-K as Exhibit 10.1 and is incorporated herein by reference. The foregoing description of the material terms of the Purchase Agreement is a summary only and does not purport to be complete and is qualified in its entirety by, and should be read in conjunction with, the exhibit attached hereto.

Item 8.01 Other Events

On December 19, 2016, the Company issued a press release announcing the transaction with Lincoln Park. The press release is attached hereto as Exhibit 99.1.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits.

5.1	Opinion of Ballard Spahr LLP

10.1	Purchase Agreement by and between TransEnterix, Inc. and Lincoln Park Capital, LLC dated December 16, 2016

23.1	Consent of Ballard Spahr LLP (included in Exhibit 5.1)

99.1 Press release, dated December 19, 2016

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TransEnterix, Inc.

December 20, 2016	By:	Joseph P. Slattery

Name: Joseph P. Slattery
Title: EVP and CFO

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Exhibit Index

Exhibit No.	Description

5.1	Opinion of Ballard Spahr LLP
10.1	Purchase Agreement by and between TransEnterix, Inc. and Lincoln Park Capital, LLC dated December 16, 2016
99.1	Press release, dated December 20, 2016